Exhibit 99(d)
STRATUS TECHNOLOGIES BERMUDA LTD.
STRATUS TECHNOLOGIES, INC.
Exchange Offer for All of Our Old Units, Each Consisting of
$480 Principal Amount of the Old 12% Senior Secured Notes due 2015 of
Stratus Technologies Bermuda Ltd. and
$520 Principal Amount of the Old 12% Senior Secured Notes due 2015 of
Stratus Technologies, Inc.
for
New Units, Each Consisting of
$480 Principal Amount of the New 12% Senior Secured Notes due 2015 of
Stratus Technologies Bermuda Ltd. and
$520 Principal Amount of the New 12% Senior Secured Notes due 2015 of
Stratus Technologies, Inc
To Our Clients:
     Enclosed for your consideration is a prospectus dated      , 2011 ( the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”) and Stratus Technologies, Inc., (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) to exchange up to 215,000,000 of the Issuers’ Units (the “New Units”), each consisting of $480 principal amount of the 12% Senior Secured Notes due 2015 of the Bermuda Issuer and $520 principal amount of the 12% Senior Secured Notes due 2015 of the U.S. Issuer, all of which have been registered under the Securities Act of 1933, as amended, for a like amount of the Issuers’ outstanding Units (the “Old Units”), each consisting of $480 principal amount of issued and outstanding 12% Senior Secured Notes due 2015 of the Bermuda Issuer and $520 principal amount of issued and outstanding 12% Senior Secured Notes due 2015 of the U.S. Issuer, from the registered holders thereof, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the registration rights agreement in respect of the Old Units, dated April 8, 2010, by and among the Issuers, the guarantors and the initial purchaser referred to therein.
     This material is being forwarded to you as the beneficial owner of the Old Units held by us for your account but not registered in your name. A tender of such Old Units may only be made by us as the holder of record and pursuant to your instructions.
     Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Units held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.
     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Units on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on      , 2011 (the “Expiration Date”), unless extended by the Issuers. Any Old Units tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
     Your attention is directed to the following:
1.	The Exchange Offer is for any and all Old Units.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	Subject to the terms and conditions in the Prospectus and the Letter of Transmittal, any transfer taxes incident to the transfer of Old Units from the holder of Old Units to the Issuers will be paid by the Issuers.

4.	The Exchange Offer expires at 5:00 p.m., New York City time, on , 2011, unless extended by the Issuers.
     If you wish to have us tender your Old Units, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Units.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER
     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Stratus Technologies Bermuda Ltd. and Stratus Technologies, Inc. with respect to their Old Units.
     This will instruct you to tender the Old Units held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.
     The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.
     Please tender the Old Units held by you for my account as indicated below:

Aggregate Number of Old Units[1]

[1] Old Units tendered hereby must be in minimum denominations of five and integral multiples of one in excess thereof, provided that the untendered portion of an Old Unit must be in a minimum denomination of five units.
☐       Please do not tender any Old Units held by you for my account.
Dated:                                         , 2011

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).
     None of the Old Units held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Units held by us for your account.

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